Exhibit 99.f(1)

STATE OF NEW YORK
INSURANCE DEPARTMENT
ONE COMMERCE PLAZA
ALBANY, NEW YORK 12257 David A. Paterson James J. Wrynn Governor Superintendent
December 9, 2010

Thomas L. Martin, Esq.
Mutual of America
320 Park Avenue
New York, NY 10022-6839

Re:	Mutual of America Life Insurance Company

Charter/By-Laws Amendments
Dear Mr. Martin:
The Amended and Restated Charter of Mutual of America Life Insurance Company for the purpose of changing the minimum number and residency requirements of directors has been approved and placed on file with this Department as of November 30, 2010.
The certified copy of the Amended and Restated By-Laws of Mutual of America Life Insurance Company effectuating the same changes has also been approved and placed on file as of November 30, 2010.
Enclosed is one (1) certified copy of the Amended and Restated Charter which is to be placed on file in the New York County Clerk’s Office. Original proof of this filing must be returned to this office.
We acknowledge receipt of your company check in the amount of $30.00 in payment of the charter filing fee.
Very truly yours, /s/ Bradley F. Rice Bradley F. Rice Associate Counsel Office of General Counsel (518) 473-2345
bfr:nap http://www.ins.state.ny.us

SHORT CERTIFICATE

STATE OF NEW YORK
INSURANCE DEPARTMENT

It is hereby certified that the attached copy of Amended and Restated Charter of Mutual of America Life Insurance Company, of New York, New York, to change the minimum number and residency requirements for directors, as approved by this Department, November 30, 2010, pursuant to Section 1208 of the New York Insurance Law, has been compared with the original on file in this Department and that it is a correct transcript therefrom and of the whole of said original.
In Witness Whereof, I have hereunto
set my hand and affixed
the official seal of this Department
at the City of Albany, this
30th day of November, 2010.
/s/ Clark J. Williams
Clark J. Williams
Special Deputy Superintendent

AMENDED AND RESTATED CHARTER OF MUTUAL OF AMERICA LIFE INSURANCE
COMPANY
November 18, 2010
Under Section 1208 of the Insurance Law of the State of New York and
Section 807 of the Business Corporation Law of the State of New York

The undersigned, Thomas J. Moran, being the Chairman, President and Chief Executive Officer of Mutual of America Life Insurance Company and Diane M. Aramony, being the Secretary of Mutual of America Life Insurance Company, do hereby certify:

1.	The name of the Corporation is Mutual of America Life Insurance Company.
2.

The Charter was last amended and filed with the New York State Insurance Department on January 1, 1984. The Charter was originally filed on January 3, 1945 as National Health & Welfare Retirement Association, Inc.

3.	The Charter is hereby amended and restated to effect the following amendments and changes:
a.	Article III, Section 1, is changed to include the full text of paragraphs 1, 2 and 3 of Section 1113 (a), of Article 11 of the New York State Insurance Law.
b.	Article IV, Section 2 is changed to reduce the minimum number of directors on the Corporation’s Board to seven from thirteen, in accordance with Chapter 293 of the Laws of 2009.
c.	Article IV, Section 3 is changed to reduce the number of required New York resident directors on the Board of the Corporation from three to one in accordance with Chapter 293 of the Laws of 2009.
d.

Article IV, Section 5 is changed to set the date for the Company’s Board of Directors elections as the fourth Thursday in April, with the ability to move the date to a date within 30 days of the fourth Thursday in April upon notice to the Superintendent of the New York State Insurance Department.

4.

This Amended and Restated Charter was approved and authorized by a vote of at least a majority of the Board of Directors on November 18, 2010, in accordance with Section 1208 (c) of Article 12 of the New York State Insurance Law.

5.	The text of the Charter of Mutual of America Life Insurance Company is hereby amended and restated as follows:

ARTICLE I: NAME

The name of the Company is Mutual of America Life Insurance Company. It was formed originally under the name of National Health & Welfare Retirement Association, Inc. by Constitution filed with the New York State Insurance Department on January 3, 1945. The name National Health & Welfare Mutual Life Insurance Association, Inc. was adopted by a Certificate of Amendment filed with the New York State Insurance Department on December 31, 1978. The name was changed to Mutual of America Life Insurance Company by Certificate of Amendment filed with the New York State Insurance Department as of January 1, 1984.

ARTICLE II: OFFICE

The Home Office of the Company shall be located in the County of New York and the State of New York.

ARTICLE III: PURPOSE

SECTION 1. The kind or kinds of insurance to be transacted by the Company are those kinds specified in Paragraphs “1,” “2,” and “3,” Subsection (a), Section 1113, of Article 11 of the Insurance Law of the State of New York as they may be amended from time to time, which are:
(a) Life Insurance “Life Insurance,” means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less, (B) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured’s life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, or (D) certification by a licensed health care practitioner that the insured is chronically ill as defined by Section 7702 (B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under Section 4980c of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. “Life insurance” also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured or in the event the insured is a resident of a nursing home. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.
(b) Annuities, including funding agreements as defined by Section 3222 of the Insurance Law of the State of New York. “Annuities,” means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter, and
(c) Accident and Health Insurance. “Accident and health insurance,” means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers’ compensation law, except as specified in item (ii) hereof; and (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.
SECTION 2. In transacting the kinds of insurance business specified in Section 1 of this Article, the Company shall be empowered to engage in such other kind or kinds of business to the extent necessarily or properly incidental to the kind or kinds of insurance business which the Company is authorized to do.
SECTION 3. This Charter shall be construed to be in furtherance of and not in limitation of the general powers expressly conferred upon, or not denied to, mutual life insurance companies by the laws of the State of New York.

ARTICLE IV: BOARD OF DIRECTORS

SECTION 1. The corporate powers of the Company shall be exercised through a Board of Directors and through such committees of the Board of Directors and such officers as such Board or the By-Laws of the Company shall empower.
Officers required by the By-Laws to be elected by the Board shall be elected by the Board at a meeting held not more than 30 days after each annual election of directors. Officers not required by the By-Laws to be elected by the Board may be appointed by the Board or the Chief Executive Officer.
SECTION 2. The Board of Directors of the Company shall be not less than seven nor more than twenty-four in number; the number of directors may be fixed by the By-Laws, but if not so fixed, by action of the directors.
SECTION 3. Each director shall be at least 18 years of age. At all times a majority of the directors shall be citizens and residents of the United States, and not less than one thereof shall be a resident of New York State. All but four shall either be members of the Company in accordance with the New York Insurance Law, or shall be officers of member organizations, and at least two shall be officers of the Company.
SECTION 4. The directors shall be elected by the policyholders in accordance with the provisions of the Insurance Law of the State of New York. Every policyholder of the Company whose insurance shall be in force for one year shall be entitled to vote upon the election of directors without other qualification. Such votes may be cast in person, by proxy, or by mail. The directors shall be chosen by the plurality of the whole number of votes cast upon the election.
SECTION 5. The election of directors shall be held upon the fourth Thursday in April each year or, upon notice to the Superintendent of the New York State Insurance Department, on another date designated by the Board of Directors which shall be not more than 30 days prior to, or following, the fourth Thursday in April.
SECTION 6. “Independent Directors” as used herein shall mean persons who are not officers or employees of the Company or of any entity controlled by or under common control with the Company. A majority of the total number of directors, at least one of whom shall be an independent director, shall constitute a quorum of directors. A number less than a quorum may meet and adjourn from time to time until a quorum is present.
SECTION 7. A director may be removed for cause by the vote of a majority of the remaining directors at a special meeting of the Board of Directors called by the Chairman of the Board, the Chief Executive Officer, or the Chairman of the Executive Committee.
SECTION 8. Whenever a vacancy in the Board shall occur, the remaining directors may elect a new director or directors to fill such vacancy or vacancies as permitted by the By-Laws and by law.

ARTICLE V: LIMITATION OF DIRECTORS’ LIABILITY

No director shall be personally liable to the Company or any of its policyholders for damages for any breach of duty as a director; provided, that the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to the director establishes that the director’s acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (a) which the director knew or reasonably should have known violated the New York Insurance Law or (b) which violated a specific standard of care imposed on directors directly, and not by reference, by a provision of the New York Insurance Law (or any regulations promulgated thereunder) or (c) which constituted a knowing violation of any other law, or establishes that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or (ii) the liability of a director for any act or omission prior to the adoption of this amendment by the Company.

ARTICLE VI: AMENDMENTS, BY-LAWS, CORPORATE EXISTENCE

SECTION 1. The Board of Directors shall have power to make, and from time to time to amend or repeal such By-Laws, rules and regulations for the transaction of business of the Company, not inconsistent with the Company’s Charter or the laws of the State of New York, as may be necessary for the proper management of the Company.
SECTION 2. Subject to the approval of the Superintendent of Insurance of the State of New York, the Company reserves the right to amend, alter, change or repeal any provision contained in this Charter in the manner now or hereafter prescribed by statute.
SECTION 3. The duration of the corporate existence of the Company shall be perpetual.
In witness whereof we, the undersigned, have executed this Amended and Restated Charter this 18th day of November, 2010 and we affirm that the statements contained herein are true under penalties perjury.
/s/ Thomas J. Moran /s/ Diane M. Aramony Thomas J. Moran Date: 11-18-10 Diane M. Aramony Date: 11-18-10
Chairman, President and Chief Executive Officer Secretary
STATE OF NEW YORK ) SS.: COUNTY OF NEW YORK )
On the 18th day of November, 2010, personally before me came Thomas J. Moran, the Chairman, President and Chief Executive Officer of Mutual of America Life Insurance Company, to me known to be the person described in and who executed the foregoing Amended and Restated Charter of Mutual of America Life Insurance Company, and he thereupon duly acknowledged to me that he read and executed the same, and he knows the contents thereof, and that the same is true to his own knowledge.

SHEILA SCHNEIDER /s/ Sheila Schneider
Notary Public, State of New York
No. 01-8660-18731
Qualified in Recommend County
Commission Expires August 21, 2014 Notary Public STATE OF NEW YORK ) SS.: COUNTY OF NEW YORK )

On the 18th day of November, 2010, personally before me came Diane M. Aramony, the Secretary of Mutual of America Life Insurance Company, to me known to be the person described in and who executed the foregoing Amended and Restated Charter of Mutual of America Life Insurance Company, and she thereupon duly acknowledged to me that she read and executed the same, and she knows the contents thereof, and that the same is true to her own knowledge.

SHEILA SCHNEIDER /s/ Sheila Schneider
Notary Public, State of New York
No. 01-8660-18731
Qualified in Recommend County
Commission Expires August 21, 2014 Notary Public